Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in Form S-8 (No. 333-139356) of Global Telecom & Technology, Inc. of our report dated March 23, 2008 relating to the consolidated financial statements of Global Telecom & Technology, Inc. and Subsidiaries as of December 31, 2008 and 2007 and for the years then ended included in this annual report and Form 10-K.
/s/ J.H. Cohn LLP
Jericho, New York
March 27, 2009